Memorandum of Agreement

Between

AngkasaX Innovation Sdn Bhd

And

Universiti Sains Malaysia (USM)

This Memorandum of Agreement (this "MOA" or this "Memorandum of Agreement") is made and entered into on 21st April 2021 (hereinafter referred to as "Effective Date") made by and between:

AngkasaX Innovation Sdn Bhd, a company incorporated in Malaysia and existing under the Laws of Malaysia with its business address at 15A-16A, Wisma Yeap Chor Ee, George Town 10350, Penang, Malaysia (hereinafter referred to as "**ANGKASAX**").

And

Universiti Sains Malaysia (USM), a public research university in Malaysia, existing and governed by the Laws of Malaysia with its address at Building E42, Chancellory II, 11800 USM Penang, Malaysia (hereinafter referred to as "**USM**") which for the purpose of this MOA is represented by the School of Aerospace Engineering.

ANGKASAX and **USM** hereinafter may be collectively referred to as the "**Parties**" and individually as the "**Party**")

NOW IT IS HEREBY agreed by the parties as follows:

1. PURPOSE.

The purpose of this Memorandum of Agreement is to set forth the terms and conditions, roles and responsibilities of the Parties to set up a research and development laboratory associated with their collaboration on the development of talent, skill, design, research and development of satellite technology, particularly in Low Earth Orbit (LEO) satellites.

2. BACKGROUND.

Both Parties see the benefits of this collaboration and have a desire to cooperate to each bring their expertise, resources and experiences necessary to accomplish the goals outlined above.

ANGKASAX is a company set-up to invest in Research & Development, IP Creation, components sourcing & testing, assembly & manufacturing, launching and maintaining state-of-the-art Low Earth Orbit (LEO) satellites.

USM is Malaysia's premier research university which strives to enhance and strengthen its educational programs and has taken various initiatives to complement its educational excellence. With its research and teaching facilities, experience, and a multi-disciplinary team of experts from among its staff members, USM has entered into various collaborative arrangements with other parties in its effort to enhance its research contents and strengthen its industrial networking.

3. ROLES AND RESPONSIBILITIES OF ANGKASAX.

ANGKASAX shall undertake the following roles and responsibilities:

a. Provide licensed and professionally certified and valid Satellite Engineering Courseware to USM.

b. Provide training sessions on the Professional Courses to instructors from USM.

c. Provide relevant satellite engineering equipment as part of the training in Professional Courses on satellite engineering in USM.

d. Provide training on installation, testing and commissioning of the satellite engineering equipment for USM.

e. Provide advice on the tabling of the satellite engineering professional courses offered by USM. (fees, syllabus, schedule, duration)

f. Supply the equipment replacement parts to USM for purchase (if required) and provide online technical support (if necessary)

4. ROLES AND RESPONSIBILITIES OF USM.

USM shall undertake the following roles and responsibilities:

a. Provide suitable facilities as required by ANGKASAX, including space, clean-room setup to house and maintain equipment in good working order at designated venue jointly approved by ANGKASAX and USM.

b. Provide suitably qualified instructors/academics to be trained for the delivery of Professional Courses on satellite engineering.

c. Offer Satellite Engineering Professional Certified Courses to qualified students.

d. To conduct and deliver the Satellite Engineering Professional Courses to students enrolled.

e. Responsible in collecting fees from students enrolled in the Professional Certified Courses.

f. Maintain the equipment provided in a good working condition at all times.

g. To market and promote the Satellite Engineering Professional Course as part of USM's offerings of professional programs.

h. To provide appropriate name for the entire professional course on Satellite Engineering (jointly approved by both Parties)

5. TERMS AND CONDITIONS.

It is mutually understood and agreed by and between the Parties that:

a. Each Party takes legal and financial responsibility for the actions of its respective employees,

officers, agents, representatives and volunteers. Each party agrees to indemnify, defend and hold harmless the other to the fullest extent permitted by law from and against any and all demands, claims, actions, liabilities, losses, damages, and costs, including reasonable legal fees, arising out of or resulting from the indemnifying party's acts or omissions related to its participation under this MOA, and each Party shall bear the proportionate cost of any damages attributable to the fault of such party, its officers, agents, employees and independent contractors. It is the intention of the parties that, where fault is determined to have been contributory, principles of comparative responsibility will be applied.

b. Each Party, at its sole cost and expense, shall carry insurance or self-insure to cover its activities in connection with this MOA, and obtain, keep in force and maintain, insurance or equivalent programs of self-insurance, for general liability, workers compensation and business automobile liability adequate to cover its potential liabilities hereunder.

c. Equipment provided are limited only to the use for the purpose of training and delivery of the Professional Courses on Satellite Engineering.

d. Any associated costs on upkeep and maintenance of equipment used for the purpose of the Satellite Engineering Professional Courses shall be the sole responsibility of USM, and shall be borne by USM.

e. It is agreed and acknowledged that the associated costs stated in clause 5(d), shall be, to the extent possible, paid for by utilizing a portion of the revenue generated from the results of the Satellite Engineering Professional Courses offered to students. Provided that the associated costs incurred are results from reasonable fair wear and tear of standard use of electronical and mechanical hardware equipment. This shall not apply to any actions due to inappropriate use, unauthorized use, gross negligence, contributory negligence, recklessness and any other actions similar.

f. Courseware and equipment provided by ANGKASAX are non-transferable, non-assignable, and with limited rights to use for the purpose of training and delivery of the professional courses on satellite engineering.

g. The Satellite Engineering Professional Courses offered shall expressly state that it is a 'joint certified offering' by ANGKASAX and USM.

h. The progressive revenue generated from the collection of fees from students who enroll for the Satellite Engineering Professional Courses, shall be subjected to the deduction of costs properly incurred following clause 5(d) and 5(e), before revenue sharing with ANGKASAX and USM upon conditions to be agreed in writing mutually by the Parties and shall be incorporated into a separate agreement "Collaboration Agreement" along with the terms herein between the Parties.

i. The agreed schedule of fees on the satellite engineering professional courses is as per attached in **Appendix 1**. It is agreed that the fees collected shall be disbursed to respective Parties within thirty (30) days and not more than thirty (30) days upon collection.

j. Parties agree to submit and adhere to the mutually non-disclosure and confidentiality agreement signed.

k. This MOA may be amended from time to time by mutual agreement of the Parties in a written modification signed by both parties.

l. This MOA shall not be terminated unless by mutual agreement of the Parties and shall automatically terminate upon lapse of time as stated herein, unless otherwise mutually amended.

m. This MOA shall not be construed as to create any employment, joint venture, franchise or agency relationship between the Parties or to authorize either party to enter into any commitment or agreement binding on behalf of the other Party.

6. FUNDING AND COSTS.

The Parties shall each be solely responsible for any and all costs associated with their responsibilities under this MOA, unless otherwise stated herein.

7. DURATION.

This MOA shall remain in full force for a period of eight (8) years from the Effective Date and may be further renewed for a period of five (5) years upon mutual consent.

8. GOVERNING LAW.

The construction, interpretation and enforcement of this MOA shall be governed by the laws of Malaysia. Any and all disputes arising out of the terms and conditions of this Agreement, including the interpretation and validity of the terms thereof and the respective rights and obligations of the Parties, shall be settled amicably by consultations among the Parties. In the event of failure to resolve even after five (5) sessions, it shall be through the arbitration in Malaysia at the Asian International Arbitration Centre (the "AIAC") in accordance with the AIAC Arbitration Rules.

9. ASSIGNMENT.

No Party shall assign any of its rights and/or obligations hereunder to any party other than the Parties hereof without the prior written mutual consent.

10. ENTIRE AGREEMENT.

This MOA represents the entire agreement between the Parties and supersedes all prior negotiations, representations and agreements, whether written or oral understandings with respect to the subject matter of this Agreement and may be amended only by mutual written agreement of the Parties.

11. EFFECTIVE DATE AND SIGNATURE.

This Memorandum of Agreement shall be effective as from the Effective Date. The parties indicate agreement with this Memorandum of Agreement by their signatures below.

12. SUCCESSOR IN TITLE.

This Agreement shall be binding on the heirs, permitted assigns and successors in title of the parties hereto.

13. FORCE MAJUERE.

Neither party will be responsible or liable in any way for failure or delay in carrying out the terms of this Agreement resulting from any cause or circumstance beyond its reasonable control, including fire, flood, other natural disasters, war, interruption of transit, accident, explosion, civil commotion, and acts of any governmental authority; provided, that the party so affected will give prompt notice thereof to the other. No such failure or delay will terminate this Agreement, and each party will complete its obligations hereunder as promptly as reasonably practicable following cessation of the cause or circumstances of such failure or delay.

14. INTELLECTUAL PROPERTY OWNERSHIP

Parties agree that ANGKASAX will own all rights to the results of work, including inventions and other intellectual property developed during the training on the Satellite Engineering Professional Courses. It will also own all rights to the results of any other effort or work that relate directly to the training on Satellite Engineering Professional Courses. The rights extend to anything that is authored, conceived, invented, written, reduced to practice, improved or made by any person(s), alone or jointly with others, during the period of the training on the Satellite Engineering Professional Courses.

15. DESIGNATED CONTACT PERSON.

For the purposes of this Agreement, the following person(s) is expressly designated as the parties' authorized representative and contact person who will oversee the abovementioned.

AngkasaX Innovation Sdn Bhd	
Name: Dato' Dr. Seah Kok Wah	Name: Dr. William Lim
Designation: Executive Chairman	Designation: Executive Director

Email:	sean@angkasa-x.com	Email:	william@angkasa-x.com

Universiti Sains Malaysia (USM)

Name: Assoc. Prof. Dr. Farzad Ismail	Name: Dr. Siti Harwani Md Yusoff
Designation: Dean	Designation: Researcher
Email: aefarzad@usm.my	Email: aeharwani@usm.my

16. NOTICE.

Any and all notices, requests, demands and other communications under this Agreement shall be promptly notified to the other party in writing.

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IN WITNESS WHEREOF, the parties hereto have caused this MOA to be executed the date and year first above written.

For and on behalf of **ANGKASAX INNOVATION SDN. BHD.**

Witness
Name: Dr. William Lim
Designation: Executive Director

Signatory
Name: Dato' Dr. Seah Kok Wah
Designation: Executive Chairman
Company stamp:

ANGKASAX INNOVATION SDN. BHD.

For and on behalf of **UNIVERSITI SAINS MALAYSIA (USM)**

Witness
Name: Assoc Prof. Dr. Farzad Ismail
Designation: Dean

Signatory
Name: Prof. Dr. Faisal Rafiq Mahamd Adikan
Designation: Vice-Chancellor
Company stamp:

PROFESSOR DR. FAISAL RAFIQ MAHAMD ADIKAN
Vice-Chancellor
Universiti Sains Malaysia

APPENDIX 1
SCHEDULE OF FEES

Below are the proposed fees for the potential student. All fees are subjected to change due to terms and conditions that will be determined in future discussion.

No	Student classification	Price per student (RM)
1	Fresh graduate	Up to 3000
2	Professional	Up to 4500